UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Anchor BanCorp Wisconsin Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 20, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Anchor BanCorp Wisconsin Inc. The meeting will be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin, on Tuesday, July 22, 2008, at 2:00 p.m., Central Time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. This will not prevent you from voting in person at the annual meeting, but will ensure that your shares will be represented if you are unable to attend.

Your continued support of and interest in Anchor BanCorp Wisconsin Inc. are sincerely appreciated.

Sincerely,

Douglas J. Timmerman
Chairman of the Board, President
and Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
VOTING
ELECTION OF DIRECTORS
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS
PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS

ANCHOR BANCORP WISCONSIN INC.
25 West Main Street
Madison, Wisconsin 53703
(608) 252-8700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 22, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Anchor BanCorp Wisconsin Inc. will be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin, on Tuesday, July 22, 2008, at 2:00 p.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1) To elect three directors for a three-year term and in each case until their successors are elected and qualified;

(2) To ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

The board of directors has fixed June 6, 2008, as the voting record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Timmerman
Executive Vice President, Secretary and
General Counsel

Madison, Wisconsin
June 20, 2008

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE ANCHORBANCORP WISCONSIN INC. BOARD OF DIRECTORS, USING THE ENCLOSED SELF ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

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ANCHOR BANCORP WISCONSIN INC.

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
July 22, 2008

This proxy statement is being furnished to the holders of common stock of Anchor BanCorp Wisconsin Inc., the holding company for AnchorBank, fsb. In this proxy statement, “Company,” “we,” “us” and “our” refer to Anchor BanCorp Wisconsin Inc. and “Bank” refers to AnchorBank, fsb.

Proxies are being solicited on behalf of our board of directors for use at our 2008 annual meeting of stockholders, to be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin, on Tuesday, July 22, 2008, at 2:00 p.m., Central Time, and at any adjournment thereof. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about June 20, 2008, to the holders of our common stock on June 6, 2008, the record date for the annual meeting.

VOTING

Stockholders Entitled to Vote

Only stockholders of record at the close of business on June 6, 2008, will be entitled to vote at the annual meeting. On the record date, there were 21,457,268 shares of common stock issued and outstanding and the Company had no other class of equity securities outstanding. Each share of common stock is entitled to one vote at the annual meeting on all matters properly presented at the meeting.

Voting and Revocation of Proxies

The proxies solicited hereby, if properly signed and returned to us and not revoked prior to their use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein, for the ratification of the independent registered public accounting firm for fiscal 2009 and upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by:

•	filing with the Secretary of the Company written notice thereof (Mark D. Timmerman, Executive Vice President, Secretary and General Counsel, Anchor BanCorp Wisconsin Inc., 25 West Main Street, Madison, Wisconsin 53703);

•	submitting a duly-executed proxy bearing a later date; or

•	appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person.

Proxies solicited hereby may be exercised only at the annual meeting and any adjournment thereof and will not be used for any other meeting.

Quorum and Required Votes

The presence in person or by proxy of at least a majority of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining whether a quorum of the holders of common stock exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The persons receiving the greatest number of votes of the common stock, up to the number of directors to be elected, shall be elected as directors of the Company. The proposal to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm, as well as any other matter properly submitted to the holders of the common stock for their consideration at the annual meeting, will be approved if the number of votes cast by holders of common stock approving the proposal exceed the number of votes cast opposing the proposal.

Broker “Discretionary Voting”

Banks, brokers and other nominees may vote shares held by them for a customer on matters that have been determined to be routine, even though the bank, broker or other nominee has not received instructions from the customer. Routine matters for this purpose include the election of directors and ratification of the appointment of our independent registered public accounting firm. Thus there will be no “broker non-votes” at the annual meeting.

ELECTION OF DIRECTORS

Our articles of incorporation provide that the board of directors shall be divided into three classes which are as equal in number as possible. Pursuant to our bylaws, the number of directors of the Company is currently set at ten, divided into classes of four, three and three directors each. One class is elected each year to serve for a term of three years, and in each case until their successors are elected and qualified.

The following three directors are to be elected at the annual meeting: Richard A. Bergstrom, Donald D. Parker and James D. Smessaert. Each of these persons currently is a director of the Company.

There are no arrangements or understandings between the nominees for director and any other person pursuant to which such person was selected as a nominee for election as a director at the annual meeting. No director is related to any other director by blood, marriage or adoption, except that Douglas J. Timmerman is Mark D. Timmerman’s father.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the three nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will vote for any replacement nominee or nominees recommended by the board of directors. At this time, the board of directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

Nominees For Directors with Three Year Terms Expiring in 2011

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Richard A. Bergstrom	58	Director; President of Bergstrom Corporation; Director of the Bank.	1999
Donald D. Parker	69	Director; former Officer, Director and Chairman of the Board of FCB Financial Corp. and Fox Cities Bank, F.S.B.	1999
James D. Smessaert	70	Director; former President, Director and Chairman of the Board of Ledger Capital Corp. and Ledger Bank, S.S.B.	2002

The board of directors recommends a vote FOR approval of the nominees for director.

Members of the Board of Directors Continuing in Office

Directors with Terms Expiring in 2009

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Holly Cremer Berkenstadt	52	Director; Former Chairman of the Board and Director of Wisconsin Cheeseman, Inc., a direct food and gift company located in Sun Prairie, Wisconsin, Director Cremer Foundation.	1994
Donald D. Kropidlowski	66	Director; formerly Senior Vice President of the Bank from July 1995 until August 2001; former Director, President and Chief Executive Officer of American Equity Bancorp and American Equity Bank of Stevens Point.	1995
Mark D. Timmerman	40	Director; Executive Vice President, Secretary and General Counsel of the Company; Director, President and Chief Executive Officer of the Bank and previously served as Executive Vice President, Secretary and General Counsel of the Bank; Member, State Bar of Wisconsin since 1994	2002

Directors with Terms Expiring in 2010

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Greg M. Larson	58	Director; Chief Executive Officer and Manager of CedarTree LLC. Former President and Chief Executive Officer of Demco, Inc., a direct mail school and library supply company located in Madison, Wisconsin.	1992
Douglas J. Timmerman	67	Director and Chairman; President and Chief Executive Officer of the Company; Director and Chairman of the Board of the Bank and has served in various management positions with the Bank.	1971
David L. Omachinski	56	Director; Independent Business Consultant. Prior thereto, he was President & Chief Executive Officer of Magnum Products, LLC. (from October 2005 to August 2006). Prior thereto, he was President & Chief Operating Officer (since February 2004), Executive Vice President, Chief Operating & Financial Officer, and Treasurer (since 2002) and Vice President-Finance, Chief Financial Officer & Treasurer (since 1993) of OshKosh B’Gosh, Inc.	2002
Pat Richter	66	Director: Director of Athletics-Emeritus at the University of Wisconsin. Member of the board of directors of the Green Bay Packers, Green Bay, Wisconsin; member of the board of directors Meriter Health Services, Madison, Wisconsin and member of the board of directors, Wisconsin Sports Development Corporation, Madison, Wisconsin. Mr. Richter is currently serving as a consultant for several business organizations.	1990

(1)	Includes service as director of the Bank.

Independence of Directors

Our board of directors has adopted the following standards for director independence in compliance with rules of the Securities and Exchange Commission (“SEC”) and corporate governance listing standards for companies listed on the NASDAQ Stock Market, LLC:

•	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);

•	A director who is an employee, or whose immediate family member is an executive officer of ours is not “independent” until three years after the end of such employment relationship;

•	A director who receives, or whose immediate family member receives, more than $60,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $60,000 per year in such compensation;

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of ours is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a charity to which we donate or a company that makes payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other charity’s or company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

Based on its annual review of the independence of directors, our board of directors has determined that each member of the Board, except for Messrs. D. Timmerman and M. Timmerman, meets the aforementioned independence standards. Mr. D. Timmerman does not meet the aforementioned independence standards because he is President and Chief Executive Officer of the Company, and Mr. M. Timmerman does not meet the aforementioned independence standards because he is Executive Vice President, Secretary and General Counsel of the Company.

The Board of Directors and its Committees

Regular meetings of our board of directors are held quarterly and special meetings of the board are held as needed. The board of directors held a total of five meetings during the fiscal year ended March 31, 2008. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the fiscal year ended March 31, 2008, and the total number of meetings held by all committees on which he or she served during such year.

The Audit Committee of the board of directors provides assistance to the board of directors in fulfilling its oversight responsibility to the stockholders of the Company relating to: the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent registered public accounting firm; the independent registered public accounting firm’s qualifications and independence; and the Company’s compliance with ethics policies and legal regulatory requirements. The Audit Committee is empowered to appoint, compensate and oversee the work of the Company’s independent registered public accounting firm and to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage and retain independent counsel and other advisors as it determines necessary to carry out its duties. The members of the Audit Committee, which met four times during the fiscal year ended March 31, 2008, are Ms. Berkenstadt and

Messrs. Larson, Omachinski and Parker. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Stock Market and the Company’s corporate governance guidelines. The Audit Committee operates pursuant to a written charter, which was updated in May 2006, a copy of which is available on the Company’s Web site at www.anchorbank.com.

The Compensation Committee of the board of directors determines compensation for executive officers. The members of this committee, which met two times during the fiscal year ended March 31, 2008, are Messrs. Donald D. Kropidlowski, Greg M. Larson and Pat Richter. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Stock Market and the Company’s corporate governance guidelines. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers for the fiscal year ended March 31, 2008, is set forth below under “Executive Compensation — Report of the Compensation Committee.”

The Nominating and Corporate Governance Committee of the board of directors evaluates and make recommendations to the board of directors for the election of directors and evaluation of the Company’s corporate governance practices and policies. As of March 31, 2008, the members of this committee were Ms. Holly Cremer Berkenstadt, Messrs. Donald D. Kropidlowski Greg M. Larson, David L. Omachinski and Pat Richter. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Stock Market and the Company’s corporate governance guidelines. During the fiscal year ended March 31, 2008, the Nominating and Corporate Governance Committee met one time.

The Nominating and Corporate Governance Committee proposes a slate of directors for election by our stockholders at each annual meeting and appoints candidates to fill any vacancies on the board of directors. In addition, the Nominating and Corporate Governance Committee:

•	makes recommendations regarding the size and composition of the board of directors,

•	determines the appropriate committee structure of the board of directors and committee composition,

•	acts as a forum to address special issues that require the attention of the board of director’s independent directors,

•	develops our corporate governance principles, and

•	has authority to retain and terminate consultants or a search firm to identify director candidates.

Selection of Nominees for the Board

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Stockholder Nominations” below. Shareholder’s nominees that comply with these procedures will receive the same consideration that the Nominating Committee’s nominees receive.

To be considered by the Nominating and Corporate Governance Committee, a director nominee must have experience as a board member or senior officer of a company similar to us or have served as an officer of another publicly traded company or a prominent company in one of our primary geographic markets. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing board members’ skills, and the board’s needs for operational, management, financial or other expertise. The Committee and our Chief Executive Officer interview candidates that meet the criteria, and the Committee selects nominees that best suit the board’s needs. In the past, the Committee has identified potential board candidates through acquisitions by the Company, recommendations by members of the board and community contacts.

Stockholder Nominations

Article IV, Section 4.14 of our bylaws governs nominations for election to the board of directors and requires all such nominations, other than those made by the board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) 60 days prior to the anniversary date of the mailing of proxy materials by the Company for the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each written notice of a stockholder nomination shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. We did not receive any stockholder nominations for director in connection with the upcoming annual meeting.

Contacting the Board of Directors and Annual Meeting Attendance

Stockholders and other interested parties may communicate with the board of directors by writing to the Anchor BanCorp Wisconsin Inc. Board of Directors, 25 West Main Street, Madison, Wisconsin 53703, c/o Mark D. Timmerman, Executive Vice President, Secretary and General Counsel. Inquiries sent by mail will be reviewed by our general counsel and if they are relevant to, and consistent with, our operations, policies and philosophies, they will be forwarded to our board of directors.

We encourage, but do not require, board members to attend our annual meeting of stockholders. Last year, all of our directors attended the annual stockholders meeting.

Compensation of Directors

Meeting Fees.  Each member of the board of directors of the Company is paid a fee of $2,500 for each regular quarterly board meeting attended. In addition, each director of the Bank also is paid a fee of $2,500 for each regular meeting of the board of directors of the Bank attended. Directors of the Company and the Bank also receive a fee of $500 for each regular committee meeting of the Board attended and $1,250 for each special board meeting attended. The Audit Committee Chair receives an annual retainer of $8,000, payable quarterly.

The following table sets forth information concerning compensation paid or accrued by the Company and the Bank to each member of the board of directors during the year ended March 31, 2008. Messrs. Douglas and Mark Timmerman have been omitted from the table as their compensation is fully reported in the Summary Compensation Table below. There were no stock awards, non-equity incentive plan compensation or above-market or preferential earnings on deferred compensation to any of the non-employee directors in fiscal 2008, and none of the non-employee directors participates in a defined benefit pension plan of the Company or the Bank.

			All Other
	Fees Earned or Paid	Option Awards	Compensation
Name	in Cash ($)(1)	($)(2)	($)(3)	Total ($)

Richard A. Bergstrom	$48,650	$—	$—	$48,650
Holly L. Cremer Berkenstadt	12,400	—	—	12,400
Donald D. Kropidlowski	11,400	—	—	11,400
Greg M. Larson	49,950	—	—	49,950
David L. Omachinski	58,800	—	4,375	63,175
Donald D. Parker	12,900	—	—	12,900
Pat Richter	50,350	—	—	50,350
James D. Smessaert	10,900	—	—	10,900

(1)	Includes meeting, committee and chairmanship fees.

(2)	No options were granted or resulted in compensation expense in fiscal year 2008.

(3)	Includes interest paid on the Directors’ deferred compensation plan from Fox Cities Bank.

Directors’ Stock Option Plans.  The Company has adopted the 2001 Stock Option Plan for Non-Employee Directors (the “2001 Directors’ Plan”) which provides for the grant of non-qualified stock options to non-employee directors of the Company and the Bank. On July 24, 2001, the stockholders of the Company approved the 2001 Directors’ Plan. During the year ended March 31, 2008, no stock options were granted. Each non-officer director had the following equity awards outstanding at March 31, 2008:

Option Awards
Number of
Securities
Underlying
Unexercised
Name	Options (#)

Richard A. Bergstrom	18,000
Holly L. Cremer Berkenstadt	18,000
Donald D. Kropidlowski	8,000
Greg M. Larson	20,000
David L. Omachinski	11,460
Donald D. Parker	20,745
Pat Richter	8,000
James D. Smessaert	8,000

The options expire on the earlier of (i) ten years from the date of grant or (ii) within one year of termination of service as a director.

As of March 31, 2008, the remaining options available to be granted under the 2001 plan to the directors is 112,000 shares.

Directors’ Deferred Compensation Plan.  The Company and the Bank maintain plans under which members of their Boards of Directors may elect to defer receipt of all or a portion of their director’s fees. Under the plans, the Company and the Bank are obligated to pay the deferred fees, semi-annually over a five-year period together with interest at a stated rate, upon the participating director’s resignation from the board of directors. During the year ended March 31, 2008, no director deferred funds pursuant to these deferred compensation plans.

Statement on Corporate Governance

We have reviewed the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and the NASDAQ Stock Market LLC listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have amended and adopted the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to implement the new rules and standards. We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. You can access our committee charters and our Code of Business Conduct and Ethics at our Web site at www.anchorbank.com or by writing to us at 25 West Main Street, Madison, Wisconsin 53703, Attention Mark D. Timmerman, Executive Vice President, Secretary and General Counsel.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table sets forth the aggregate fees paid by us to our independent registered public accounting firm, McGladrey & Pullen LLP, and its affiliate, RSM McGladrey, Inc. for professional services rendered in connection with the audit of the Company’s consolidated financial statements for fiscal 2008 and 2007, as well as the fees paid by us to our principal accountant for audit-related services, tax services and all other services rendered to us during fiscal 2008 and 2007.

	Year Ended March 31,
	2008	2007

Audit fees(1)	$519,789	$324,450
Audit-related fees(2)	9,250	18,570
Tax fees(3)	39,600	35,085
All other fees	—	—

Total	$568,639	$378,105

(1)	Audit fees consist of fees incurred in connection with the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements included in the Company’s quarterly reports filed with the Securities and Exchange Commission, the review of management’s assessment of internal control over financial reporting and the assessment of the effectiveness of the Company’s internal controls, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees consist of fees incurred in connection with compliance requirements of FHLB, WHEDA and Student Loan programs.

(3)	Tax fees consist of fees incurred in connection with tax planning, tax compliance and tax consulting services.

The Audit Committee selects the Company’s independent registered public accounting firm and pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Pursuant to its charter, the Audit Committee pre-approves certain audit-related services and certain tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary. The pre-approval requirements do not apply to certain services if: (i) the aggregate amount of such services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be other services; and (iii) such services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approvals has been delegated by the committee prior to the completion of the audit.

During the year ended March 31, 2008, each new engagement of our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in SEC regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal controls over financial reporting, the internal audit function, the annual independent audit of the Company’s financial statements, internal controls over financial reporting and of management’s assessment of the Company’s internal controls over financial reporting. The board of directors has determined that each member of the Audit Committee (David L. Omachinski, Holly Cremer Berkenstadt, Donald D. Parker and Greg M. Larson) is “independent,” as defined in the current listing standards of the NASDAQ Stock Market and the SEC rules relating to audit committees. This means that, except in their roles as members of the board of directors and it’s committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years. In addition, the board of directors has determined that each Audit Committee member satisfies the financial literacy requirements of the NASDAQ Stock Market and that Mr. Omachinski qualifies as an “audit committee financial expert” within the meaning of applicable rules of the SEC.

In accordance with its written charter adopted by the board of directors, the Audit Committee assisted the board of directors in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for fiscal 2008 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61, as amended by Statement on Auditing Standards No. 90, with the Company’s independent auditors, McGladrey & Pullen LLP. The Audit Committee received a written disclosure and letter from McGladrey & Pullen LLP as required by Independence Standards Board Standard No. 1, and discussed with McGladrey & Pullen LLP its independence. Based on its review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

The Committee has appointed McGladrey & Pullen, LLP as the Company’s independent auditors for the 2009 fiscal year. While the Committee has the sole authority to appoint the independent auditors, the Committee has recommended to the board of directors that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

Date: May 29, 2008

Respectfully submitted:

David L. Omachinski, Audit Committee Chair
Holly Cremer Berkenstadt
Donald D. Parker
Greg M. Larson

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to the executive officers of the Company and the Bank who are not directors.

J. Anthony Cattelino (age 65). Mr. Cattelino currently serves as Executive Vice President and Recording Secretary of the Company and as Executive Vice President — Marketing and Retail Administration for the Bank. He is responsible for the branch network, deposit acquisition, consumer lending, marketing and retail operations. Mr. Cattelino joined the Bank in 1974 as Director of Marketing, was promoted to Vice President of Marketing in 1976, to Senior Vice President in 1985, and to his current positions in 2003. Mr. Cattelino is a member of the board of directors for the Mendota Gridiron Club.

Daniel K. Nichols (age 52).  Mr. Nichols is currently Executive Vice President — Commercial Lending of the Bank and is responsible for commercial lending and commercial real estate. He joined the Bank in 1985 to develop the Commercial Lending Department. In 1990 he was promoted to Vice President and became responsible for commercial lending and commercial real estate. He was promoted to First Vice President in June of 1996 and assumed his present position in 2005. Mr. Nichols holds both a BBA and MBA in finance from the University of Wisconsin-Madison. He is a Board member of the Weinert program at the University of Wisconsin and is also on the board of directors of the Easter Seal Society.

Dale C. Ringgenberg (age 59).  Mr. Ringgenberg is currently Senior Vice President — Treasurer and Chief Financial Officer of the Company and Senior Vice President — Treasurer and Chief Financial Officer of the Bank. Mr. Ringgenberg joined the Bank in 1976 as Staff Accountant, was promoted to Vice President — Controller in 1991, to First Vice President in 2003 and to his current positions in 2007. Prior to joining the Company, Mr. Ringgenberg was Director of Accounting of Kennedy & Cohen, an Electronic & Appliance Chain in Roseville, Minnesota.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes certain information as to the common stock beneficially owned as of June 6, 2008, the voting record date for the annual meeting, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which were known by us to be the beneficial owners of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company who are named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company and the Bank as a group.

	Common Stock Beneficially
	Owned as of June 6, 2008(1)
Name of Beneficial Owner	No. of Shares		%

Anchor Bancorp Wisconsin Inc.	1,270,438	(2)	5.76%
Employee Stock Ownership Plan Trust
25 West Main Street
Madison, Wisconsin
Private Capital Management, Inc.	1,805,006	(3)	8.41
8889 Pelican Bay Blvd.
Naples, FL 34108
Stark Master Fund Ltd.	1,800,000	(4)	8.39
3600 South Lake Drive
St. Francis, WI 53235
Barclays Global Investors, NA	1,100,372	(5)	5.12
1 Churchill Place
London, E14 5HP
Directors:
Holly Cremer Berkenstadt	41,749	(6)	*
Richard A. Bergstrom	47,190	(6)	*
Donald D. Kropidlowski	80,903	(6)	*
Greg M. Larson	39,500	(6)	*
David L. Omachinski	15,060	(6)	*
Donald D. Parker	176,604	(6)	*
Pat Richter	41,244	(6)	*
James D. Smessaert	36,219	(6)	*
Douglas J. Timmerman	1,440,632	(6)	6.53
Mark D. Timmerman	371,297	(6)	1.68
Named Executive Officers:
J. Anthony Cattelino	178,477	(6)	*
Dale C. Ringgenberg	27,151	(6)	*
Daniel K Nichols	124,028	(6)	*
All directors and executive officers of the Company and the Bank as a group (16 persons)	2,869,152		13.01

*	Represents less than 1% of the outstanding Common Stock.

(1)	For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares that are subject to stock options which are exercisable within 60 days of the voting record date by an individual or group are deemed to be beneficially owned and deemed to be outstanding for the purpose of computing the percentages of Common Stock beneficially owned by the respective individual or group.

(2)	The Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Trust (“Trust”) was established pursuant to the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan (“ESOP”) by an agreement between the Company and the trustees. The current trustees are: Ronald R. Osterholz, Senior Vice President — Human Resources of the Bank, and Mark D. Timmerman, Executive Vice President — Operations & Planning, Secretary, and General Counsel of the Company. As of the voting record date, all shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as those shares for which instructions are given. Includes shares held in ESOP allocated to the following accounts: Mr. Smessaert — 26,218 shares; Mr. D. Timmerman — 34,659 shares; Mr. M. Timmerman — 6,993 shares; Mr. Cattelino — 30,332 shares; Mr. Ringgenberg — 14,951 shares; and Mr. Nichols — 17,929 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2008 by Private Capital Management, L.P. (“PCM”), a Delaware limited partnership, reporting the beneficial ownership of Common Stock over which it has shared voting and shared dispositive power. PCM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended; PCM holds the shares on behalf of discretionary clients for which PCM acts as the investment adviser and/or investment manager.

(4)	Based on a Schedule 13D filed with the SEC on September 4, 2007 by Michael A. Roth and Brian J. Stark, as joint filers pursuant to Rule 13d-1(k).. Pursuant to the Schedule 13G, Michael A. Roth and Brian J. Stark direct the management of Stark Offshore Management LLC, which acts as investment manager for Stark Master Fund Ltd., and possess shared voting power over 1,800,000 shares and shared dispositive power over 1,800,000 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited. Pursuant to the Schedule 13G, Barclays Global Investors, NA and the related funds possess sole voting power over 1,100,372 shares and sole dispositive power over 861,383 shares.

(6)	Includes shares held directly, in retirement accounts or by members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also reflects the holdings of certain of the directors and executive officers of shares of the Company pursuant to the Company’s deferred compensation plan and 401(k) plan. In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of June 6, 2008, as follows: Ms. Berkenstadt — 18,000 shares; Mr. Bergstrom — 18,000 shares; Mr. Kropidlowski — 8,000 shares; Mr. Larson — 20,000 shares; Mr. Omachinski — 11,460 shares; Mr. Parker — 20,745 shares; Mr. Richter — 8,000 shares; Mr. Smessaert — 8,000 shares; Mr. D. Timmerman — 307,959 shares; Mr. M. Timmerman — 86,545 shares; Mr. Cattelino — 0 shares; Mr. Ringgenberg — 2,700 shares; Mr. Nichols — 30,000 shares; and all directors and executive officers of the Company and the Bank as a group — 599,759 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding more than 10% of the common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and the NASDAQ Stock Market by specific dates. Based on representations of its directors and executive officers and copies of the reports that they have filed with the SEC and the NASDAQ Stock Market, we believe that all of these filing requirements were satisfied by the Company’s directors and executive officers during the year ended March 31, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our executive compensation programs are to attract and retain highly-qualified executives, encourage management effort through well-designed incentive opportunities and contribute to the short- and long-term interests of our shareholders by aligning the interests of our executive officers with the interests of our shareholders. A significant portion of the value of our executives’ total compensation is at risk in order to motivate them to take actions that will favorably impact the Company’s profitability, as well as long-term shareholder value. Our compensation program is also intended to offer competitive pay packages in order for us to retain our executive talent and to attract talented executives in the future. Our executive compensation programs focus on base salary, annual non-equity incentive payment dependent on our achievement of certain company-wide financial performance levels or objectives and certain individual performance goals, and long-term equity incentive awards. The programs are intended to reward the accomplishment of strategic plan objectives and results as evaluated by members of the Compensation Committee.

We believe each compensation element is important in achieving our strategic plan objectives for the compensation programs, which in turn reflect the Board’s objectives for the Company. Annual non-equity incentive payments typically are paid in amounts that are dependent on return of equity performance relative to Company performance as compared to our peer group. Equity awards in the form of restricted stock subject to long term vesting schedules serves to retain executives and keep a portion of executives’ compensation tied to the long-term value created in the Company. Severance and change-in-control agreements help assure that we can retain continuity in management in the midst of potentially disruptive events like significant changes in the strategic direction or a sale of the Company without our executives being unduly distracted by the personal impact of major decisions we make in the best interest of the organization.

Peer Group Review

The Committee utilizes peer group information as a general check to confirm that the compensation levels of our named executive officers are not measurably out of line (high or low) with our peers. In addition, our return on equity results as compared to the return on equity results of the peer group is instrumental in the computation of our annual non-equity incentive payment program. For fiscal 2008, we derived peer group data from the following 26 banks and thrifts:

1st Financial BanCorp	CFS BanCorp Inc.	First Place Financial	Private Bank Corp.
1st Source Corp.	Chemical Financial	Independent Bancorp	Taylor Capital Corp.
Amcore Financial, Inc.	Citizens Banking Corp.	Integr Bank Corp	Tier One Corporation
Associated BanCorp	Corus Bankshares, Inc.	MB Financial, Inc.	Wauwatosa Holdings, Inc.
Bank Mutual Corp.	First Financial Corp	MBT Financial Corp	Wintrust Financial Corp.
Baylake Corp.	First Merchants Corporation	Midwest Bank Holdings
Capital Bancorp	First Midwest Bancorp, Inc.	Park National Corp.

Role of CEO

The Committee seeks the advice and recommendations of our CEO, Douglas J. Timmerman, in reviewing all aspects of executive compensation, other than issues that relate specifically to his own compensation and the compensation of Mark D. Timmerman. We believe this is helpful and appropriate to give the Committee needed insights regarding the contributions of individual executives and the CEO’s views on effective tools to motivate and reward his management team. From time to time, the Committee also seeks the advice and consultation of nationally-recognized compensation consultants, other executive officers and legal counsel who are well versed in the structure of the various executive compensation programs, including tax and accounting implications.

Base Salary

In determining the base salary of executive officers, the Committee reviews, among other things, surveys of peer information, the historical compensation of those officers under review and performance measures of the Company and its subsidiaries. We generally review base salaries prior to the commencement of a new calendar year and adjust them based on individual performance and responsibility levels. Tenure with the Company, Company performance, individual performance, growth in responsibilities, level of authority, complexity of job, the position’s impact on the achievement of both short-term and long-term corporate results and objectives, the officer’s overall performance in managing his/her area of responsibility and external factors may also impact our decisions on base salary amounts and increases. Although we do not formally benchmark base salary amounts for named executive officers and other executive officers to selected competitors or peer group averages, we believe the base salaries for the named executive officers are below competitive norms based on studies available from compensation consultants and historical proxy statement information of peers. Our philosophy is to keep fixed costs low and weight the compensation with performance-based pay.

2008 Salaries

To establish executives’ base salaries for calendar 2008, the Committee met in November 2007 and reviewed the recommendations from the CEO and other relevant information gathered independently. Base salary is set each year taking into account both market compensation data, surveys of peer information, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are market-based and typically effective in the first quarter of each calendar year.

Non-Equity Incentive Plan

Our annual Non-Equity Incentive Plan comprises the incentive, or performance-based portion of our compensation program and the amount payable under this program is variable depending on Company (70%) and individual performance (30%). Annual non-equity incentive payments are designed to reward executives if the results of both their collective and individual efforts are translated into achieving financial results, within the confines of certain safety and soundness standards that must also be satisfied.

We believe that return on equity best measures the success of the Company’s current operating strategies and business plan. For a number of years we have used this financial metric as the basis for determining annual non-equity incentive payments. Our goal is to motivate executives, through non-equity incentive compensation, to enhance return on equity results within the confines of our acceptable risk tolerances and certain safety and soundness standards.

To the extent desired return on equity results are not met when compared to the return on equity results of the peer group, executives’ annual non-equity incentive payment opportunities are diminished. However, we also are of the view that executives should have the opportunity to earn some portion of the annual non-equity incentive payment amount (30%) whether return on equity results are attained since annual financial performance can be greatly influenced by market forces difficult to forecast with certainty and beyond management’s control. To recognize and reward individual performance, we consider the contributions made by the respective executive in regards to the attainment of Company and personal goals.

	2008 Non-Equity Incentive Plan
Performance Level	Return on Equity	Tier 1	Tier 2

Threshold	3.82	$150,000	10.0%
Goal	8.04	$225,000	22.5%
Superior	12.17	$300,000	40.0%

For fiscal 2008, Mr. M. Timmerman participated in Tier 1 of the payment pool. Messrs. D. Timmerman, Cattelino, Ringgenberg, and Nichols participated in Tier 2 of the payment pool.

For fiscal 2008, the Company attained a return on equity of 9.17%. Relative to the peer group, this number produced a result of 1.14% of Goal.

Long-Term Equity Incentive Awards

We believe it is in the best interests of shareholders to have a significant portion of executives’ compensation comprised of stock-based compensation in order to closely align executives’ interests with those of shareholders. In contrast to other components of our executive compensation program, the determination of equity compensation amounts has historically been a discretionary process that takes into account a number of factors, but is not formulaic. We have historically awarded stock-based compensation to executives in the form of stock options. Beginning in fiscal 2007, however, we changed this approach and began granting equity compensation in the form of restricted stock.

This change to restricted stock from stock options follows a recent trend among public companies, which is rooted, at least in part, in the new stock option expensing rules that eliminated the favorable accounting treatment for compensation in the form of stock options. Restricted stock allows us to deliver the desired level of equity compensation with the use of fewer shares reserved for issuance under our 2004 Equity Incentive Plan. We believe restricted stock is an effective compensation tool in delivering equity value to executives and balance well with other performance-based aspects of our compensation program. Because the true value of the restricted stock cannot be enjoyed by the executive until the underlying shares are delivered on future vesting dates, restricted stock provides an incentive for executives to keep focused on achieving long-term value for our shareholders and serve as a key retention tool.

At its November 2007 meeting, the Committee reviewed the recommendations made by the chief executive officer as to the number of restricted stock to be granted to each executive, other than related to his own situation. The grant date value of restricted stock awards is reflected as compensation expense in our financial statements ratably over the vesting period of the individual awards.

We do not generally consider the current value of past equity compensation awards in determining the amount of current equity award grants.

Executive Retirement Benefits

Excess Benefit Plan

During fiscal 1994, the Bank adopted an Excess Benefit Plan (“EBP”) for the purpose of permitting employees of the Bank who may be designated pursuant to the EBP to receive certain benefits that the employee otherwise would be eligible to receive under the Company’s Retirement Plan and ESOP, but for the limitations set forth in Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code. During fiscal 1994, Mr. D. Timmerman was designated as a participant in the EBP, during fiscal 1995 Mr. Cattelino was designated as a participant in the EBP, during fiscal 2004 Mr. M. Timmerman was designated as a participant in the EBP, and during fiscal 2008, Mr. Ringgenberg as designated as a participant in the EBP. Pursuant to the EBP, during any fiscal year the Bank generally shall permit a participant to defer the excess of (i) the amount of salary that a participant would have been able to defer under the Retirement Plan but for limitations in the Internal Revenue Code over (ii) the actual amount of salary actually deferred by the participant pursuant to the Retirement Plan (provided that the participant executes a supplemental deferral agreement at the times and in the manner set forth in the EBP). The EBP also generally provides that during any fiscal year the Bank shall make matching contributions on behalf of the participant in an amount equal to the amount of matching contributions that would have been made by the Bank on behalf of the participant but for limitations in the Internal Revenue Code, less the actual amount of matching contributions actually made by the Bank on behalf of the participant. Finally, the EBP generally provides that during any fiscal year a participant shall receive a supplemental ESOP allocation in an amount equal to the amount which would have been allocated to the participant but for limitations in the Internal Revenue Code, less the amount actually allocated to the participant pursuant to the ESOP. The supplemental benefits to be received by a participant pursuant to the EBP shall be credited to an account maintained pursuant to the EBP within 30 days after the end of each fiscal year. Amounts credited for fiscal 2008 were $2,175, $8,525, $0, and $0 for Messrs. D. Timmerman, M. Timmerman, Cattelino and Ringgenberg, respectively.

During fiscal 1994, the Bank amended the Trust to permit contributions by the Bank to fund the Bank’s obligations under the EBP. In April 2001, the Bank amended the EBP to provide that amounts credited to the participant’s account thereunder shall be treated as if they were actually invested in shares of common stock as the sole investment choice.

The Bank may amend the EBP, as well as the Deferred Compensation Agreement discussed below, to make any changes required to comply with recently-enacted Section 409A of the Internal Revenue Code which governs nonqualified deferred compensation plans. The Internal Revenue Service has issued final regulations with respect to the application of Section 409A. Following its review of the final regulations, the Bank will evaluate whether any changes need to be made to each of the foregoing plans to comply with Section 409A of the Internal Revenue Code.

Deferred Compensation Agreement

In December 1986, the Bank and Mr. D. Timmerman entered into a deferred compensation agreement pursuant to which the Bank agreed to pay Mr. D. Timmerman or his beneficiary the sum of $300,000 over ten years upon his retirement, death, disability, termination without his consent, or termination for health reasons. This agreement was amended in July 1992 to provide that the amount to be distributed thereunder shall be paid in shares of common stock based on the then-existing value of the amount of common stock, including fractional shares, which could be purchased in the initial public offering of common stock by the Company with $300,000 (regardless whether such shares actually were purchased in this manner). The Bank funded the payment of shares under the deferred compensation agreement by initially contributing $291,309 (which it previously had expensed for financial statement reporting purposes) and an additional $101,953 to a rabbi trust (the “Trust”) which purchased 30,000 shares of common stock in the open market following consummation of the initial public offering of the common stock. The shares of common stock held in the Trust are voted by an independent trustee prior to distribution to Mr. D. Timmerman in accordance with the terms of the deferred compensation agreement.

Executive Perquisites

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits to the named executive officers for the fiscal year ended March 31, 2008, are included in the Summary Compensation Table under the “All Other Compensation” column.

Employment Agreements and Change in Control Agreements

We are parties to employment agreements with Messrs. D. Timmerman, Cattelino and M. Timmerman. These agreements with top executive officers are customary in the banking industry and for public companies in general and we believe they are important for gaining assurances that the primary individuals responsible for leading the Company will remain committed to the Company. We do not currently have employment agreements with any other executive officers.

We are parties to change-in-control agreements with Mr. Nichols and certain other executive officers, which provide for certain financial protection in the event of termination of employment following a change in control. We believe these agreements are important from both a retention standpoint as well as to provide us with some degree of assurance that executives will remain focused on the business of operating the Company and insuring a smooth transition in the event of a change-in-control despite personal uncertainty and disruption arising from the circumstances.

For a detailed description of the terms of the employment agreements and change-in-control agreements, as well as an analysis of the payments that would be made under these agreements in various termination scenarios, see “Employment Agreements” and “Termination and Change in Control Payments and Benefits.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. None of the Company’s executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of the Company’s board of directors. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member the Company’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders.

Donald D. Kropidlowski
Greg M. Larson
Pat Richter

Executive Compensation

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last fiscal year to our principal executive officer and our principal financial officer as well as our three other highest compensated executive officers. We refer to these individuals throughout this Proxy Statement as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)

Douglas J. Timmerman	2008	$280,000	$—	$—	$—	$59,595	$—	$68,947	$408,542
President and Chairman of the Board of the Company	2007	256,250	—	—	—	91,739	—	162,914	510,903
Mark D. Timmerman	2008	$470,000	$—	$414,313	$—	$255,796	$—	$110,632	$1,250,741
Executive Vice President,	2007	415,000	—	296,232	—	166,798	—	85,115	963,145
Secretary and General Counsel of the Company
J. Anthony Cattelino	2008	$175,500	$—	$—	$—	$45,890	$—	$13,796	$235,186
Executive Vice President and Recording Secretary of the Company	2007	170,083	—	—	—	58,112	—	12,392	240,587
Daniel K. Nichols	2008	$175,500	$—	$97,774	$—	$45,890	$—	$12,791	$331,955
Executive Vice President,	2007	170,083	—	71,797	—	58,112	—	12,887	312,879
Commercial Lending of the Bank
Dale C. Ringgenberg(3)	2008	$133,850	$—	$19,042	$—	$34,256	$—	$7,306	$194,454
Senior Vice President, Treasurer and Chief Financial Officer of the Company
Michael W. Helser(3)	2008	$55,472	$—	$—	$—	$—	$333,834	$3,035	$392,341
Executive Vice President,	2007	170,083	—	—	—	58,112	—	10,571	238,766
Treasurer and Chief Financial Officer of the Company

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended March 31, 2008 and 2007 respectively, in accordance with FAS 123R, of restricted stock awarded under our 2004 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2008. The assumptions used in the calculation of these amounts are included in the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

(2)	The amounts listed as “All Other Compensation” include Company contributions to the AnchorBank 401(k) Plan, dividends paid on restricted stock, directors fees received from the Company and/or the Bank, club dues paid by the Bank, Company contributions to non-qualified deferred compensation plans, life insurance premiums paid by the Company and the imputed personal use of Company-owned vehicles, which are listed in the table below:

(3)	Mr. Helser retired as Treasurer and Chief Financial Officer in June 2007 and Mr. Ringgenberg was elected to such positions.

							Company		Imputed
							Contributions to		Personal
			Company	Dividends			Non-Qualified		Use of
			Matching	Paid on			Deferred	Life	Company-
			Contribution to	Restricted	Directors	Club	Compensation	Insurance	Owned
	Year		401(k) Plan	Stock	Fees	Dues	Plans	Premiums	Vehicles	Total

Douglas J. Timmerman	2008		$9,825	$—	$48,350	$6,794	$2,000	$870	$1,108	$68,947
	2007		4,777	—	41,300	6,467	107,722	1,140	1,508	162,914
Mark D. Timmerman	2008		$3,733	$36,888	$49,550	$8,023	$10,303	$870	$1,265	$110,632
	2007		4,500	15,372	41,300	7,581	12,821	1,821	1,720	85,115
J. Anthony Cattelino	2008		$6,766	$—	$—	$4,926	$—	$483	$1,621	$13,796
	2007		5,564	—	—	4,716	303	525	1,284	12,392
Daniel K. Nichols	2008		$6,729	$3,310	$—	$—	$—	$489	$2,263	$12,791
	2007		6,232	3,425	—	—	—	668	2,562	12,887
Dale C. Ringgenberg	2008	(3)	$5,398	$1,620	$—	$—	$—	$288	$—	$7,306
Michael W. Helser	2008	(4)	$2,509	$—	$—	$—	$—	$121	$405	$3,035
	2007		6,126	—	—	—	546	605	3,294	10,571

Equity and Non-Equity Compensation Plans

The following table sets forth information concerning grants of awards pursuant to plans made to the named executive officers during the year ended March 31, 2008.

Grants Of Plan-Based Awards

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base
					Number of	Number of	Price of
		Estimated Future Payouts Under Non-Equity			Shares of	Securities	Option
		Incentive Plan Awards(1)			Stock or	Underlying	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)	Options (#)	($/Sh)

Douglas J. Timmerman	N/A	$25,770	$51,540	$82,465	—	—	$—
Mark D. Timmerman	11/09/2007	$150,000	$225,000	$300,000	17,000	—	$—
J. Anthony Cattelino	N/A	$20,183	$40,365	$64,584	—	—	$—
Daniel K. Nichols	11/09/2007	$26,130	$40,365	$64,584	2,000	—	$—
Dale C. Ringgenberg	11/09/2007	$26,130	$30,132	$48,211	9,000	—	$—
Michael W. Helser	N/A	$—	$—	$—	—	—	$—

(1)	Amounts in these columns are the potential value of the payout of the Non-Equity Compensation Payment for each named executive if the threshold, target and maximum goals under the Non-Equity Compensation Plan are satisfied. The performance results and measurements for the payment are explained under “Compensation Discussion and Analysis,” or CD&A. With respect to the annual non-equity incentive payment for fiscal 2008, the performance result is discussed in the CD&A and the Summary Compensation Table.

(2)	Amounts in this column represent the total number of restricted stock awards granted in fiscal 2008 to the named executives. The restricted stock awards vest five-years from the grant date for Mr. M. Timmerman and Mr. Nichols. The restricted stock awards vest ratably over three years for Mr. Ringgenberg. During the restricted period, each restricted stock award entitles the individual to receive quarterly dividend cash payments on the outstanding award.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of March 31, 2008. All stock options outstanding on March 31, 2008, were exercisable as of such date. No equity incentive plan awards were outstanding on March 31, 2008.

	Options Awards				Stock Awards
							Market
	Number of				Number of		Value of
	Securities				Shares or		Shares or
	Underlying				Units of		Units of
	Unexercised	Option	Option		Stock That		Stock That
	Options	Exercise	Expiration		Have Not		Have Not
Name	Exercisable (#)	Price ($)	Date		Vested (#)		Vested ($)(8)

Douglas J. Timmerman	70,000	$19.9375	7/7/2008	(1)	—		—
	25,000	$18.8125	12/16/2008	(1)	—		—
	31,870	$15.0625	11/22/2010	(1)	—		—
	50,000	$15.2000	7/10/2011	(1)	—		—
	45,000	$22.0700	6/7/2012	(1)	—		—
	50,000	$23.7700	6/9/2013	(1)	—		—
	17,545	$28.4950	11/23/2014	(2)	—		—

Total	289,415				—		—
Mark D. Timmerman	5,052	$19.9375	7/7/2008	(1)	—		—
	14,948	$19.9375	7/7/2008	(1)	—		—
	31,870	$15.6875	11/19/2009	(1)	—		—
	15,000	$15.0625	11/22/2010	(1)	—		—
	50,000	$15.2000	7/10/2011	(1)	—		—
	9,000	$22.0700	6/7/2012	(1)	—		—
	40,000	$23.7700	6/9/2013	(1)	—		—
	17,545	$28.4950	11/23/2014	(2)	—		—
	—	—	—		36,000	(4)	682,920
	—	—	—		17,000	(6)	322,490

Total	183,415				53,000		1,005,410
J. Anthony Cattelino
Total
Daniel K. Nichols	5,000	$19.9375	7/7/2008	(1)	—		—
	4,000	$15.6875	11/19/2009	(1)	—		—
	3,000	$15.0625	11/22/2010	(1)	—		—
	4,000	$15.2000	7/10/2011	(1)	—		—
	8,464	$22.0700	6/7/2012	(1)	—		—
	536	$22.0700	6/7/2012	(1)	—		—
	5,000	$23.7700	6/9/2013	(1)	—		—
	4,000	$31.9450	7/26/2015	(1)
	—	—	—		2,000	(3)	37,940
					2,500	(5)	47,425
	—	—	—		2,000	(6)	37,940

Total	25,000				6,500		123,305
Dale C. Ringgenberg	2,700	$23.7700	6/9/2013	(1)
	—	—	—		9,000	(7)	170,730
Total	2,700				9,000		170,730
Michael W. Helser	—	—	—		—		—
Total	—	—	—		—		—

(1)	Option award issued under the 1995 Stock Plan with an expiration date of 10 years from the date of grant. The exercise price was based on the average of the high and low price on the date of grant. Options vested over a period of one to five years.

(2)	Option award issued under the 2004 Stock Plan with an expiration date of 10 years from the date of grant. The exercise price was based on the average of the high and low price on the date of grant. Options vested over a period of one to five years.

(3)	Consists of restricted shares awarded on July 26, 2005, under the 2004 Equity Incentive Plan. The restricted shares vest in three annual increments of 33% each beginning on the first anniversary following the award . At March 31, 2008, 33% of the restricted shares awarded in July 2005 remained unvested.

(4)	Consists of restricted shares awarded on November 28, 2006, under the 2004 Equity Incentive Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At March 31, 2008, 80% of the restricted shares awarded in November 2006 remained unvested.

(5)	Consists of restricted shares awarded on November 28, 2006, under the 2004 Equity Incentive Plan. The restricted shares vest in three years on the anniversary following the award. At March 31, 2008, 100% of the restricted shares awarded in November 2006 remained unvested.

(6)	Consists of restricted shares awarded on November 9, 2007, under the 2004 Equity Incentive Plan. The restricted shares vest in five years on the anniversary following the award. At March 31, 2008, 100% of the restricted shares awarded in November 2007 remained unvested.

(7)	Consists of restricted shares awarded on November 9, 2007, under the 2004 Equity Incentive Plan. The restricted shares vest in three annual increments of 33% each beginning on the first anniversary following the award. At March 31, 2008, 100% of the restricted shares awarded in November 2007 remained unvested.

(8)	Based on the $18.97 per share closing price of our common stock on March 30, 2008, the last trading day of the year.

Option Exercises And Stock-Vested

The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested for the named executive officers during the year ended March 31, 2008.

	Options Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
Name	Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

Douglas J. Timmerman	—	$—	—	$—
Mark D. Timmerman	12,000	$169,965	15,600	$376,920
J. Anthony Cattelino	11,000	$61,340	—	$—
Daniel K. Nichols	12,000	$51,951	2,000	$45,160
Dale C. Ringgenberg	500	$1,780	—	$—
Michael W. Helser	—	$—	—	$—

Non-Qualified Deferred Compensation

The following table sets forth information concerning the EBP and, in the case of Douglas Timmerman, the Deferred Compensation Plan.

		Registrant		Aggregate
	Executive	Contributions	Aggregate	Withdrawals /	Aggregate
	Contributions in	in Last	Earnings	Distributions	Balance at
Name	Last FY ($)	FY ($)(1)	in Last FY ($)	in Last FY ($)	Last FYE ($)

Douglas J. Timmerman	$6,500	$2,175	$292,644	$—	$4,554,727
Mark D. Timmerman	$55,000	$8,525	$3,276	$—	$166,267
J. Anthony Cattelino	$3,662	$—	$11,359	$—	$238,274
Daniel K. Nichols	$—	$—	$—	$—	$—
Dale C. Ringgenberg	$2,695	$—	$2	$—	$2,691
Michael W. Helser(2)	$—	$—	$8,004	$333,834	$—

(1)	Amount represents contributions made by the Company to the EBP during the fiscal year ended March 31, 2008. All of the amounts shown are reported as compensation for 2008 in the Summary Compensation Table under the “All Other Compensation” column.

(2)	Distribution represents the fair value of shares distributed to Mr. Helser in January 2008.

Employment and Severance Agreements

The Company and the Bank (collectively the “Employers”) have entered into employment agreements with Messrs. D. Timmerman, M. Timmerman, and Cattelino pursuant to which the Employers agreed to employ these persons in their current positions for a term of three years, three years and two years, respectively, at their current salaries of $295,000, $500,000, and $179,400, respectively. On an annual basis, the board of directors of the Employers may extend the employment term for an additional year, following an explicit review by such boards of directors of the officer’s employment under the employment agreement. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, retirement or death. In the event that the officer’s employment is terminated due to disability, as defined, he shall be paid 100% of his salary at the time of termination for a period of one year after termination and thereafter an annual amount equal to 75% of such salary for any remaining portion of the employment term, which amounts shall be offset by payments received from any disability plans of the Employers and/or any governmental social security or workers compensation program. In the event that, prior to a Change in Control, as defined, (i) the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death, the officer shall be entitled to (i) severance payments for a 36-month period in the case of Messrs. D. Timmerman and M. Timmerman, and a 24-month period in the case of Mr. Cattelino, which payments shall be based on the highest rate of base salary of the officer during the three years preceding the termination of employment, and (ii) continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans in which the officer was entitled to participate immediately prior to termination (other than retirement, deferred compensation and stock compensation plans) until the earlier of expiration of the applicable severance period and the officer’s obtainment of full time employment by another employer which provides substantially similar employee benefits at no cost to the officer. In the event that the officer’s employment is terminated by either of the Employers other than for cause, disability, retirement or death following a Change in Control, or the officer terminates his employment under such circumstances because certain adverse actions are taken by the Employers with respect to the officer’s employment during the 24-month period and 12-month period following a Change in Control in the case of Messrs. D. Timmerman and M. Timmerman, and Mr. Cattelino, respectively, the officer would be entitled to (i) severance payments for a 36-month period in the case of Messrs. D. Timmerman and M. Timmerman and a 24-month period in the case of Mr. Cattelino, which payments shall be based on the highest rate of base salary of the officer during the three years preceding the termination of employment plus the total bonus and incentive compensation paid to or vested in the officer on the basis of his most recently completed calendar year of employment, (ii) the benefits specified in clause (ii) in the immediately preceding sentence for the applicable severance period and (iii) supplemental benefits under the retirement and deferred compensation plans and individual insurance policies maintained by the Employers, determined as if the officer had accumulated the additional years of credited service thereunder that he would have received had he continued in the employment of the Employers during the applicable severance period at the annual compensation level represented by his severance pay. A Change in Control is defined in the employment agreements to include any change in control of the Company or the Bank that would be required to be reported under federal securities laws, as well as (i) the acquisition by any person of 25% or more of the outstanding voting securities of the Company or the Bank and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period. The Company and the Bank had entered into a similar agreement with Mr. Helser, which was terminated upon his retirement in June 2007.

The Company and the Bank also have entered into a severance agreement with Mr. Nichols. Pursuant to this agreement, Mr. Nichols would receive specified benefits in the event that his employment was terminated by either of the Employers other than for cause, disability, retirement or death following a Change in Control, as defined above, or the officer terminated his employment following a Change in Control because certain adverse actions were taken by the Employers with respect to the officer’s employment. The benefits payable under such circumstances consist of (i) severance payments for a 12-month period or, at the officer’s option, a single cash payment in an amount equal to the amount that would have been paid over the severance period, (ii) continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans in which the officer was entitled to participate immediately prior to termination (other than retirement, deferred compensation or stock compensation plans of the Employers) until the earlier of expiration of the 12-month severance period and the officer’s obtainment of full-time employment by another employer which provides substantially similar benefits at no cost to the officer and (iii) supplemental benefits under the retirement and deferred compensation plans and individual insurance policies maintained by the Employers, determined as if the officer had accumulated the additional years of credited service thereunder that he would have received had he continued in the employment of the Bank during the applicable severance period at the annual compensation level represented by his severance pay.

The employment agreements and the severance agreement provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the officer, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes, except in the case of M. Timmerman. Excess parachute payments generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred (“base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS

The following table describes the potential payments to the named executive officers upon an assumed termination of employment or a change in control as of March 31, 2008, assuming that the change in control occurred at a price equal to $18.97 per share, which represents the fair market value of our common stock on such date.

	Douglas J.	Mark D.	J. Anthony	Dale C.	Daniel K.
	Timmerman	Timmerman	Cattelino	Ringgenberg	Nichols

Disability
Base Salary(1)	$537,909	$911,710	$198,582	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares(2)	—	1,005,410	—	170,730	107,503
Accrued and Unused Vacation	38,003	68,897	3,935	14,495	26,902
Insurance Benefits	—	—	—	—	—

Total(3)	$575,912	$1,986,017	$202,517	$185,225	$134,405

Death
Base Salary	$—	$—	$—	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares	—	1,005,410	—	170,730	107,503
Accrued and Unused Vacation	38,003	68,897	3,935	14,495	26,902
Insurance Benefits	—	—	—	—	—

Total(3)(4)	$38,003	$1,074,307	$3,935	$185,225	$134,405

	Douglas J.	Mark D.	J. Anthony	Dale C.	Daniel K.
	Timmerman	Timmerman	Cattelino	Ringgenberg	Nichols

With Cause
Base Salary	$—	$—	$—	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	—	—	—
Accrued and Unused Vacation	38,003	68,897	3,935	14,495	26,902
Insurance Benefits	—	—	—	—	—

Total(3)	$38,003	$68,897	$3,935	$14,495	$26,902

Involuntary Termination Without Cause Before Change in Control
Base Salary(5)	$1,684,497	$1,439,741	$348,974	$—	$—
Incentive Compensation(6)	264,040	480,073	—	—	—
Early Vesting of Restricted Shares(2)	—	—	—	—	—
Accrued and Unused Vacation	38,003	68,897	3,935	14,495	26,902
Insurance Benefits(7)	43,725	52,548	27,233	—	—
Automobile Leases(8)	48,399	65,118	14,721	—	—
Club Dues(9)	19,607	23,154	9,606	—	—

Total(3)	$2,098,271	$2,129,531	$404,469	$14,495	$26,902

Termination After Change in Control
Base Salary(5)	$1,684,497	$1,439,741	$348,974	$—	$176,823
Incentive Compensation(6)	264,040	480,073	113,006	—	—
Early Vesting of Restricted Shares(2)	—	1,005,410	—	170,730	107,503
Accrued and Unused Vacation	38,003	68,897	3,935	14,495	26,902
Insurance Benefits(7)	43,725	52,548	27,233	—	15,884
Automobile Leases(8)	48,399	65,118	14,721	—	10,499
Club Dues(9)	19,607	23,154	9,606	—	—
401(k) Match and Excess Benefit Plan(10)	34,133	34,867	13,001	—	6,551
Section 280G Tax Gross-Up(11)	—	973,165	—	—	—

Total(3)	$2,132,404	$4,142,973	$530,476	$185,225	$344,162

(1)	In the event of disability, Messrs. D. Timmerman, M. Timmerman and Cattelino would be entitled to 100% of their current base salary for one year and 75% of their base salary for the remaining term of their employment agreement, prior to any offsets for disability benefits under our disability plans or governmental social security or workers’ compensation benefits. The amounts shown in the table do not reflect any such offsets. The amounts shown have been discounted to present value.

(2)	The outstanding restricted stock awards held by Messrs. M. Timmerman, Ringgenberg and Nichols will become fully vested if their employment is terminated due to disability or death, or if a change in control occurs.

(3)	The total amounts shown exclude the following: (a) the value of vested stock options, which amounted to $316,970 for Mr. D. Timmerman, $351,726 for Mr. M. Timmerman, $0 for Mr. Cattelino, $0 for Mr. Ringgenberg and $39,933 for Mr. Nichols, (b) the value of the vested ESOP benefits, which amounted to $688,608 for Mr. D. Timmerman, $138,969 for Mr. M. Timmerman, $602,632 for Mr. Cattelino, $297,242 for Mr. Ringgenberg and $356,228 for Mr. Nichols, (c) the value of the vested benefits under our Excess Benefit Plan, which amounted to $3.1 million for Mr. D. Timmerman, $119,710 for Mr. M. Timmerman, $312,396 for Mr. Cattelino, $2,548 for

Mr. Ringgenberg and $0 for Mr. Nichols, (d) the value of the vested benefits under our 401(k) Plan, which amounted to $3.48 million for Mr. D. Timmerman, $208,734 for Mr. M. Timmerman, $1.58 million for Mr. Cattelino, $643,875 for Mr. Ringgenberg and $787,261 for Mr. Nichols, (e) the value of the vested benefits under our deferred compensation agreement for Mr. D. Timmerman, which amounted to $4.88 million, and (f) earned but unpaid salary and reimbursable expenses.

(4)	If the executive had died as of March 31, 2008, his beneficiaries or estate would have received life insurance proceeds of approximately $295,000 for Mr. D. Timmerman, $500,000 for Mr. M. Timmerman, $179,400 for Mr. Cattelino, $148,800 for Mr. Ringgenberg and $179,400 for Mr. Nichols.

(5)	In the event of an involuntary termination of employment by the Employers without cause or by the executive due to adverse actions by the Employers, the executives would be entitled to the following severance based on their base salary: (a) for Messrs. D. Timmerman and M. Timmerman, severance for 36 months based on their highest base salary in the prior three years, (b) for Mr. Cattelino, severance for 24 months based on his highest base salary in the prior three years, (c) $0 for Mr. Ringgenberg, and (d) for Mr. Nichols only following a change in control, severance for 12 months based on his highest base salary in the prior three years.

(6)	In the event of an involuntary termination of employment by the Employers without cause or by the executive due to adverse actions by the Employers, the executives would be entitled to the following severance based on their incentive compensation: (a) for Messrs. D. Timmerman and M. Timmerman, severance for 36 months based on their bonus for the prior calendar year, (b) for Mr. Cattelino, if the termination follows a change in control, severance for 24 months based on his bonus for the prior calendar year, and (c) $0 for Messrs. Ringgenberg and Nichols.

(7)	Represents the estimated present value cost of providing continued health, dental, vision, life and long-term disability coverage to each of the executives for three years to Messrs. D. Timmerman and M. Timmerman, two years to Mr. Cattelino and (only following a change in control) one year to Mr. Nichols. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% on each January 1.

(8)	Represents the estimated present value costs of paying the lease costs for automobiles for three years for Messrs. D. Timmerman and M. Timmerman, two years for Mr. Cattelino, and (only following a change in control) one year for Mr. Nichols, based on the lease costs in effect on April 1, 2008.

(9)	Represents the estimated present value costs of paying continued club dues for Messrs. D. Timmerman and M. Timmerman for three years and two years for Mr. Cattelino, based on the club dues in effect in 2008.

(10)	In the event of an involuntary termination of employment following a change in control, either by the Employers without cause or by the executive due to adverse actions by the Employers, each executive would be entitled to receive additional severance based on the additional contributions that would have been made by the Employers to their accounts under the 401(k) Plan and the Excess Benefit Plan for three years for Messrs. D. Timmerman and M. Timmerman, two years for Mr. Cattelino, $0 for Mr. Ringgenberg, and one year for Mr. Nichols. The amounts shown in the table have been discounted to present value.

(11)	The payments and benefits to Mr. M. Timmerman in the event of a change in control are subject to a 20% excise tax since the parachute amounts associated with such payments and benefits exceed three times his average taxable income for the five years ended December 31, 2007. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Mr. M. Timmerman to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place Mr. Timmerman in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute amounts associated with the change in control payments and benefits to the other executives equal or exceed three times the executive’s average taxable income for the prior five calendar years, then such payments and benefits would be reduced pursuant to the executive’s employment or severance agreement by the minimum amount necessary so that they do not trigger the 20% excise tax that would otherwise be imposed. None of the other executives was subject to a reduction based upon the amounts shown in the table.

Payments to Michael W. Helser

Mr. Helser retired as Treasurer and Chief Financial Officer effective as of June 30, 2007. Upon his retirement, Mr. Helser was entitled to his vested account balances under our employee stock ownership plan and 401(k) plan, in accordance with the terms of each plan. Mr. Helser also received a cash lump sum payment of $333,834, representing his account balance under the Bank’s EBP, and a cash payment of $4,663, representing the amount of his accrued but unused vacation time. Mr. Helser was not entitled to any payments under his severance agreement.

Indebtedness of Management

Directors, officers and employees of the Company and its subsidiaries are permitted to borrow from the Bank in accordance with the requirements of federal and state law. All loans made by the Bank to directors and executive officers or their related interests have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. It is the belief of management of the Company that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features. As of March 31, 2008, the Bank had $11.6 million of loans outstanding to directors and executive officers of the Company and its subsidiaries and their related interests.

PROPOSAL TO RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed under “Relationship with Independent Registered Public Accounting Firm,” the Audit Committee of our board of directors has appointed McGladrey & Pullen LLP, an independent registered public accounting firm, to perform the audit of the Company’s financial statements for the year ending March 31, 2009, and we have further directed that the selection of independent registered public accounting firm be submitted for ratification by stockholders at the annual meeting.

Representatives from McGladrey & Pullen LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Our board of directors unanimously recommends that you vote “FOR” ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder wishes to have included in our proxy materials relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in July 2009, must be received at the principal executive offices of the Company, 25 West Main Street, Madison, Wisconsin 53703, Attention: Mark D. Timmerman, Executive Vice President, Secretary and General Counsel, no later than February 16, 2009. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.17 of our bylaws, which provide that business at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting. Stockholder proposals for the Company’s next annual meeting to be held in July 2009 which are not intended to be included in the Company’s proxy materials for such meeting, must be received at the Company’s executive offices by April 20, 2009. A stockholder’s notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (c) the number of shares of common stock which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the year ended March 31, 2008, accompanies this proxy statement. Such annual report is not part of the proxy solicitation materials.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by us. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

ANNUAL MEETING OF STOCKHOLDERS OF
ANCHOR BANCORP WISCONSIN INC.
July 22, 2008
401k
Please mark, sign, date and
return this instruction card
in the envelope provided as
soon as possible.
â  Please detach along perforated line and mail in the envelope provided.   â
■     20330000000000000000  9                                                                                  072208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: (for three-year term and in each case						FOR	AGAINST	ABSTAIN
	until their successors are elected and qualified)				2.	Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	¡	Richard A. Bergstrom
		¡	Donald D. Parker
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	James D. Smessaert		3.	In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

						ELECTRONIC ACCESS TO FUTURE DOCUMENTS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Accountholder	Date:	Signature of Accountholder	Date:
Note: Please sign exactly as your name or names appear on this Card.
■
■

To:	Participants in the AnchorBank, fsb 401(k) Retirement Plan
As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the AnchorBank, fsb 401(k) Retirement Plan (“401(k) Plan”) will be voted.
Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the 401(k) Plan in the accompanying envelope. The 401(k) Plan Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustee of the 401(k) Plan.
We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will be voted by the Trustee in its discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.
Please note that the enclosed material relates to those shares which have been allocated to your account under the 401(k) Plan. You will receive other voting materials for those shares owned by you individually and not under the 401(k) Plan.
Sincerely,
Douglas J. Timmerman
Chairman of the Board, President and Chief Executive Officer
                               ■

ANCHOR BANCORP WISCONSIN INC.
ANNUAL MEETING OF STOCKHOLDERS
     The undersigned hereby instructs State Street Bank and Trust Company, the Trustee of the Trust created pursuant to the AnchorBank, fsb 401(k) Retirement Plan (“401(k) Plan”), to vote the shares of Common Stock of Anchor BanCorp Wisconsin Inc. (the “Company”) which were allocated to my account as of June 6, 2008, pursuant to the 401(k) Plan upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on July 22, 2008.
     The Company’s Board of Directors recommends a vote FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposal 2. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting.
     If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposal 2. If you do not return this card, shares will be voted by the Trustee of the 401(k) Plan in its discretion.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
ANCHOR BANCORP WISCONSIN INC.
July 22, 2008
Please mark, sign, date and
return this proxy in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.   â
■	20330000000000000000 9	072208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS: (for three-year term and in each case						FOR	AGAINST	ABSTAIN
	until their successors are elected and qualified)				2.	Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	¡	Richard A. Bergstrom
		¡	Donald D. Parker
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	James D. Smessaert		3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

					ELECTRONIC ACCESS TO FUTURE DOCUMENTS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

                               ■
REVOCABLE PROXY
ANCHOR BANCORP WISCONSIN INC.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ANCHOR BANCORP WISCONSIN INC. (“COMPANY”) FOR USE AT THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2008 AND AT ANY ADJOURNMENT THEREOF.
     The undersigned, being a stockholder of the Company as of June 6, 2008, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin on July 22, 2008, at 2:00 p.m., Central Time, and at any adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:
     The Company’s Board of Directors recommends a vote FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposal 2. Such votes are hereby solicited by the Board of Directors.
     SHARES OF THE COMPANY’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
ANCHOR BANCORP WISCONSIN INC.
July 22, 2008
ESOP
Please mark, sign, date and
return this instruction card
in the envelope provided as
soon as possible.
â  Please detach along perforated line and mail in the envelope provided.   â
■     20330000000000000000  9                                                                                  072208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: (for three-year term and in each case					FOR	AGAINST	ABSTAIN
	until their successors are elected and qualified)			2.	Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting fim for the fiscal year ending March 31, 2009.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ Richard A. Bergstrom
		¡ Donald D. Parker
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ James D. Smessaert		3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

				ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐

Signature of Accountholder	Date:	Signature of Accountholder	Date:

Note:	Please sign exactly as your name or names appear on this card.
■
■

To:	Participants in the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan
As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan (“ESOP”) will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the ESOP in the accompanying envelope. The ESOP Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustees of the ESOP.
We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio on each matter for which instructions for allocated shares are received from all participants. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.
Please note that the enclosed material relates to those shares which have been allocated to your account under the ESOP. You will receive other voting materials for those shares owned by you individually and not under the ESOP.
Sincerely,
Douglas J. Timmerman
Chairman of the Board, President and Chief Executive Officer
                               ■
ANCHOR BANCORP WISCONSIN INC.
ANNUAL MEETING OF STOCKHOLDERS
     The undersigned hereby instructs the Trustees of the Trust created pursuant to the Employee Stock Ownership Plan (“ESOP”) of Anchor BanCorp Wisconsin Inc. (the “Company”), to vote the shares of Common Stock of the Company which were allocated to my account as of June 6, 2008, pursuant to the ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on July 22, 2008.
     The Company’s Board of Directors recommends a vote FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposal 2. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting.
     If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposal 2. If you do not return this card, shares will be voted by the Trustee of the ESOP in the same proportion as the allocated shares under the ESOP have voted.
(Continued and to be signed on the reverse side)

■	14475 ■

ANCHOR BANCORP WISCONSIN INC.
ANNUAL MEETING OF STOCKHOLDERS
          The undersigned hereby instructs the Trustees of the Trust created pursuant to the Amended and Restated Management Recognition Plan (“Recognition Plan”) of Anchor BanCorp Wisconsin Inc. (the “Company”), to vote the shares of Common Stock of the Company which were granted to me as of June 6, 2008 pursuant to the Recognition Plans upon the following proposal to be presented at the Annual Meeting of Stockholders of the Company to be held on July 22, 2008.
1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
	below (except as marked		to vote for all nominees
	to the contrary below)		listed below
Nominees for three-year term (and in each case until their successors are elected and qualified): Richard A. Bergstrom, Donald D. Parker, James D. Smessaert.
(INSTRUCTIONS: To withhold authority to vote for one or more of the nominees, write the names of the nominee(s) in the space provided below.)

2.	Proposal to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.
          The Company’s Board of Directors recommends a vote FOR election of the Board of Directors’ nominees to the Board of Directors. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting.
          If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors. If you do not return this card, shares will be voted by the Trustees of the Recognition Plan.
Dated:                                          , 2008

Signature